Exhibit 99.1

SANTANDER WOULD MAINTAIN CAPITAL STRENGTH IN SEVERELY ADVERSE SCENARIO, BASED ON FEDERAL RESERVE STRESS TEST

Boston, March 5, 2015 – The capital ratios of Santander Bank, N.A. (SBNA) and its parent company, Santander Holdings USA, Inc. (SHUSA), would remain  above minimum regulatory requirements under the Federal Reserve's hypothetical severely adverse economic scenario, according to the latest stress tests conducted by the Federal Reserve Board (FRB). This exercise is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
The companies' internal results under the severely adverse scenario also showed continued resilience through the forecast horizon. Using the companies' internal models and processes, Santander Bank's Tier 1 common ratio under the severely adverse scenario would decline from 13.4% at September 30, 2014 to 10.2% at December 31, 2016.  The Bank's benchmark capital ratio would therefore remain above the minimum regulatory requirement of 5%.
The same exercise for SHUSA showed that the Tier 1 common ratio under the severely adverse scenario would decline from 11.0% at September 30, 2014, to 7.9% at December 31, 2016, the end of the forecast period.
Following are the Dodd-Frank Act stress test (DFAST) results for Santander Bank and Santander Holdings USA, Inc., from the companies' internal analysis:

SBNA Projected Capital Ratios through Q4 2016 under the Supervisory Severely Adverse Scenario

	Actual Q3 2014	Severely Adverse
		Ending	Minimum*
Tier 1 common ratio (%)	13.4%	10.2%	10.2%
Common equity Tier 1 capital ratio (%)	12.9%	10.9%	10.9%
Tier 1 risk-based capital ratio (%)	13.4%	10.9%	10.9%
Total risk-based capital ratio (%)	15.0%	12.3%	12.3%
Tier 1 leverage ratio (%)	12.1%	10.1%	10.1%
* "Minimum" means the lowest result for any quarter over the 9-quarter planning horizon

SBNA Projected Losses, Revenue, and Net Income before Taxes through Q4 2016 under the Supervisory Severely Adverse Scenario
	Severely Adverse
	$BN	% of average assets
Pre-provision net revenue	-0.2	-0.2%
Other revenue	0.0	0.0%
Less
Provisions	2.3	3.0%
Realized losses/gains on securities (AFS/HTM)	0.2	0.3%
Trading and counterparty losses	0.0	0.0%
Other losses/gains	0.0	0.0%
Equals
Net income before taxes	-2.6	-3.5%
SBNA Projected Loan Losses by Type of Loans for Q4 2015 through Q4 2016 under the
Supervisory Severely Adverse Scenario

	Severely Adverse
	$BN	Portfolio loss rates (%)
Loan losses	1.7	3.6%
First lien mortgages	0.3	4.1%
Junior liens and HELOCs	0.2	3.1%
Commercial and industrial	0.5	3.1%
Commercial real estate	0.6	3.4%
Credit cards	0.1	24.8%
Other consumer	0.1	10.4%
Other loans	0.1	3.3%

Following are the Dodd-Frank Act stress test results for Santander Holdings USA, Inc. from the companies' internal analysis:

SHUSA Projected Capital Ratios through Q4 2016 under the Supervisory Severely Adverse Scenario

	Actual Q3 2014	Severely Adverse
		Ending	Minimum*
Tier 1 common ratio (%)	11.0%	7.9%	7.9%
Common equity Tier 1 capital ratio (%)	10.7%	10.1%	10.1%
Tier 1 risk-based capital ratio (%)	13.1%	10.5%	10.5%
Total risk-based capital ratio (%)	15.0%	12.4%	12.4%
Tier 1 leverage ratio (%)	11.8%	9.7%	9.7%
* "Minimum" means the lowest result for any quarter over the 9-quarter planning horizon

SHUSA Projected Losses, Revenue, and Net Income before Taxes through Q4 2016 under the Supervisory Severely Adverse Scenario
	Severely Adverse
	$BN	% of average assets
Pre-provision net revenue	5.2	4.9%
Other revenue	0.0	0.0%
Less
Provisions	9.9	9.2%
Realized losses/gains on securities (AFS/HTM)	0.2	0.2%
Trading and counterparty losses	0.0	0.0%
Other losses/gains	0.0	0.0%
Equals
Net income before taxes	-4.8	-4.5%

SHUSA Projected Loan Losses by Type of Loans for Q4 2015 through Q4 2016 under the
Supervisory Severely Adverse Scenario

	Severely Adverse
	$BN	Portfolio loss rates (%)
Loan losses	8.3	12.3%
First lien mortgages	0.3	4.1%
Junior liens and HELOCs	0.2	3.1%
Commercial and industrial	0.6	4.2%
Commercial real estate	0.6	3.4%
Credit cards	0.1	37.9%
Other consumer	6.5	31.1%
Other loans	0.1	3.2%

The Federal Reserve's Supervisory Severely Adverse assumes a substantial weakening in global economic activity and large reductions in asset prices. In summary, for the U.S.:
•     The unemployment rate increases to 10 percent, accompanied by a decline in real GDP of 4½  percent,
•     Equity prices fall by approximately 60 percent and house prices decline 25 percent during the scenario period,
•     Investment grade and non-investment grade firms both experience significant financial distress, reducing asset prices linked to these borrowers, and
•     Short-term interest rates remain near zero through 2017, while yields on the long-term Treasury bonds decline to 1 percent in the fourth quarter of 2014 before edging up.

Additional details of the Santander Bank and consolidated holding company stress forecast results are included in the Form 8-K regarding its Dodd Frank Act Stress Test results filed with the Securities and Exchange Commission today.

About Santander

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Banco Santander, S.A. (NYSE: SAN). Banco Santander is a diversified global retail and commercial bank offering a wide range of financial products and has over 103 million customers worldwide. SHUSA owns 100% of Santander Bank, N.A., a retail and commercial bank with 703 branches and 9,703 employees in the Mid-Atlantic and Northeast United States, and 60.5% of the common stock of Santander Consumer USA Holdings Inc. (NYSE: SC), a Dallas, Texas-based national vehicle finance and unsecured consumer lending company. For more information about Santander Bank, visit www.santanderbank.com. For more information about Santander Consumer USA, visit www.santanderconsumerusa.com.

Santander Bank, N.A. is one of the largest retail banks in the United States by deposits.  Its main corporate offices are in Boston and it operates principally in Connecticut, Delaware, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Santander's 9,703 employees serve its 1.8 million customers through the Bank's 703 branches, 2,092 ATMs, call centers, website and mobile app. Supervised by the Office of the Comptroller of the Currency and a member of the Federal Deposit Insurance Corporation, Santander in the United States is a wholly-owned, financially autonomous subsidiary of Banco Santander (NYSE: SAN), a global commercial and retail bank. For more information about Santander, visit www.santanderbank.com or call 877-768-2265.

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